Exhibit 10.1
FEDERAL REALTY INVESTMENT TRUST
PERFORMANCE AWARD AGREEMENT
(Restricted Stock Units)

THIS PERFORMANCE AWARD AGREEMENT (this “Agreement”) dated effective as of February 10, 2021 (“Effective Date”) is made by and between Federal Realty Investment Trust (together with its subsidiaries, the “Company”) and Jeffrey S. Berkes (“Executive”).

1. Award Grant, Calculation and Settlement of RSUs.

(a) Grant of Award Ranges. The Company grants to Executive pursuant to the Federal Realty Investment Trust 2020 Performance Incentive Plan (“Plan”) the opportunity to earn the following number of restricted stock units (“RSUs”) granted:

Threshold RSU Amount:	5,220
Target RSU Amount:	10,441
Stretch RSU Amount:	20,882
The actual number of RSUs earned shall be determined pursuant to Section 1(c) and subject to the satisfaction of the service vesting conditions set forth in Section 1(d). This award of RSUs made under this Agreement is designated as a Performance Award (as defined in the Plan) pursuant to Article 15 of the Plan.

(b) Performance Metric/Performance Levels. The number of RSU’s ultimately earned by Executive will be determined by comparing the Company’s annualized TSR (defined below) for the entirety of the Performance Period (defined below) by the annualized TSR for the Index (defined below) for the entirety of the Performance Period and determining where such comparative performance falls against the following performance levels:

Threshold Level	Company annualized TSR of not less than 5% below annualized Index TSR	50%
Target Level	Company annualized TSR at least equal to annualized Index TSR	100%
Stretch Level	Company annualized TSR of at least 10% more than annualized Index TSR	200%

The final payout percentage shall be determined using linear interpolation if actual performance falls between threshold and target, or between target and stretch levels (“Payout Percentage”). In the event that actual performance does not meet the threshold level, the Payout Percentage shall be zero. In no event will the final payout exceed the Stretch Level, regardless of Company performance.

For purposes of this Agreement, the following terms shall have the meanings set forth below:

“Index” means the Bloomberg REIT Shopping Center Index. If the Bloomberg REIT Shopping Center Index is no longer being reported at the end of the Performance Period, then the FTSE NAREIT US Shopping Center Index (or other reasonably comparable index selected by the Committee in its discretion) shall be substituted and measured for the entire Performance Period.

“Performance Period” means the period from January 1, 2021 through and including December 31, 2024.

“TSR” means the annualized total return earned by shareholders of the Company or for all companies in the Index, as applicable, during the Performance Period, taking into account share price appreciation and assuming reinvestment of dividends expressed as a percentage and rounded to the nearest decimal point.

(c) Calculation of RSUs Earned. Following the last day of the Performance Period, the Payout Percentage shall be determined and, provided Executive is still employed by the Company through the last day of the Performance Period, Executive will have earned and become fully vested in a number of RSUs equal to the product obtained by multiplying the Target RSU Amount by the Payout Percentage. The foregoing calculation shall be made and approved by the Compensation Committee of the Board of Trustees of the Company no later than sixty (60) days following the last day of the Performance Period (such date being referred to as the “Determination

Exhibit 10.1
Date”). After approval of the calculation, the Company shall notify the Executive of the total number of Shares earned and issuable pursuant to this Agreement (rounded down to the nearest whole number RSU).

(d) Vesting. Subject to Section 3, all of the RSUs earned under this Agreement shall vest on the Determination Date.

(e) Issuance of Shares. Shares underlying an earned RSU which has vested in accordance with Section 1(d) or Section 3 shall be transferred to Executive as soon as administratively practicable following the applicable date on which they vest. No Shares shall be issued to the Executive in respect of an earned RSU prior to the date on which they vest in accordance with Section 1(d) or Section 3. After an earned RSU vests, the Company shall promptly cause to be registered in Executive’s name or in the name of the executor or personal representative of the Executive’s estate, as the case may be, one Share in payment for each such earned RSU. In the event a fractional portion of an RSUs vests pursuant to this agreement, the number of vested RSUs shall be rounded down to the nearest whole number prior to issuing Shares. For purposes of this Agreement, the date on which vested RSUs are converted into Shares shall be referred to as the “Settlement Date.”

2. Dividend Equivalent Rights. Each earned RSU shall have a Dividend Equivalent Right associated with it with respect to any cash dividends on Shares that have a record date after the Effective Date and prior to the applicable Settlement Date for such RSU (the total accrued dividends for each earned RSU as of the Settlement Date, a “Dividend Equivalent Amount”). For avoidance of doubt, no Dividend Equivalent Amount shall accrue in respect of an RSU which is not earned pursuant to this Agreement. The Dividend Equivalent Amount shall be calculated by crediting a hypothetical bookkeeping account for the Executive with an amount equal to the amount of cash dividends that would have been paid on the dividend payment date with respect to the number of Shares underlying the unsettled earned RSUs (or RSUs which become earned in accordance with this Agreement) if such Shares had been outstanding on the dividend record date. The Executive’s Dividend Equivalent Amount shall not be credited with interest or earnings. Any Dividend Equivalent Amount: (a) shall be subject to the same terms and conditions applicable to the earned RSU to which the Dividend Equivalent Right relates, including, without limitation, the restrictions on transfer and the forfeiture conditions contained in this Agreement; (b) shall vest and be settled upon the same terms and at the same time of settlement as the earned RSUs to which they relate; and (c) will be denominated and payable solely in cash. The payment of Dividend Equivalent Amounts on the Settlement Date will be net of all applicable withholding taxes pursuant to Section 4(f).

3. Effects of Certain Events.

(a) General. If Executive voluntarily terminates employment with the Company other than in connection with a Constructive Termination (defined below), any RSUs and related Dividend Equivalent Rights that have not been fully earned and/or that have not fully vested shall be forfeited automatically and without further action.

(b) Qualifying Termination.

(i) If Executive experiences a Qualifying Termination (defined below) prior to the completion of the Performance Period, then the Performance Period shall be deemed to have ended on the Executive’s Termination Date (defined below). Promptly after the Termination Date, the Company shall determine the number of RSUs and related Dividend Equivalent Rights earned by the Executive by completing the calculations described in Section 1(b) and (c) and multiplying the results thereof by a fraction, the numerator of which shall be the number of days elapsed from the start of the Performance Period through and including the Termination Date and the denominator of which shall be 1,826 which is the total number of days in the entire Performance Period. The number of RSUs so determined, together with the associated Dividend Equivalent Rights, shall be deemed immediately vested in full on the date of the Company’s determination (to be no later than sixty (60) days following the Termination Date) which shall be deemed the Vesting Date for such RSUs and Dividend Equivalent Rights and such vested RSUs and Dividend Equivalent Rights shall be settled as provided in Section 1(e).

For purposes of this Section 3(b), the following terms shall have the meanings set forth below:

Exhibit 10.1
“Qualifying Termination” means a termination of Executive’s employment by the Company without Cause, by the Executive as a result of a Constructive Termination, or as a result of Executive’s death or Disability. For purposes of this provision, the terms Cause, Constructive Termination and Disability shall have the meanings set forth in the Amended and Restated Severance Agreement dated as of the Effective Date between the Company and Executive (“Severance Agreement”).

“Termination Date” means the effective date of a termination that qualifies as a “separation from service” of the Executive from the Company, as defined under Section 409A of the Internal Revenue Code of 1986, as amended.

(ii) If Executive experiences a Qualifying Termination after the completion of the Performance Period but prior to the earned RSUs and related Dividend Equivalent Rights being fully vested, all such earned RSUs and related Dividend Equivalent Rights shall be deemed immediately vested in full on the Termination Date. The Termination Date shall be settled as provided in Section 1(e), as if no such Qualifying Termination had occurred.

(c) Termination for Cause. In the event Executive’s employment is terminated for Cause at any time, the RSUs (whether or not earned or vested) and any associated Dividend Equivalent Rights and any shares underlying RSUs that have not yet been transferred to the Executive shall be automatically forfeited as of the Termination Date.

(d) Change of Control.

(i) If there is a Change of Control (as defined in the Severance Agreement) prior to the completion of the Performance Period, then the Performance Period shall be deemed to have ended on the day prior to the closing of the Change of Control transaction (“COC Date”). Promptly after the COC Date, the Company shall determine the number of RSUs and related Dividend Equivalent Rights earned by the Executive by completing the calculations described in Section 1(b) and (c). The number of RSUs so determined, together with the associated Dividend Equivalent Rights, shall be deemed earned by the Executive effective as of the COC Date and shall vest on the earlier of: (i) Executive’s Termination Date if Executive resigns as a result of a Constructive Termination within two (2) years following the COC Date or if Executive is terminated without Cause or as a result of death of Disability; or (ii) provided Executive is still employed by the Company or its successor, on the last day of the Performance Period. Such dates shall be deemed the Vesting Date for such RSUs and related Dividend Equivalent Rights and such vested RSUs and Dividend Equivalent Rights shall be settled as provided in Section 1(e).

(ii) In the event of a Change of Control during the Executive’s employment that is after the end of the Performance Period and prior to the Settlement Date, all earned RSUs and the related Dividend Equivalent Rights shall become vested as of the date of such Change of Control and settled pursuant to Section 1(e), with the “Vesting Date” meaning the date of the Change of Control.

4. Miscellaneous.

(a) Agreement Subject to Plan; Amendment. By entering into this Agreement, the Executive agrees and acknowledges that the Executive has received and read a copy of the Plan. The RSUs granted hereunder are subject to the Plan. The terms and provisions of the Plan, as it may be amended from time to time, are hereby incorporated herein by reference. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail. The terms of the Agreement may be amended from time to time by the Committee in its sole discretion in any manner that it deems appropriate; provided, that any such amendment that would materially and adversely affect any right of the Executive shall not to that extent be effective without the written consent of the Executive.

(b) Executive is General Unsecured Creditor. The Executive and the Executive’s heirs, successors, and assigns shall have no legal or equitable rights, interest, or claims in any specific property or assets of the Company. Assets of the Company shall not be held under any trust for the benefit of the Executive or the Executive’s heirs, successors, or assigns, or held in any way as collateral security for the fulfilling of the obligations of the Company under the Agreement or the Plan. Any and all of the Company’s assets shall be, and remain, the general unrestricted assets of the Company. The Company’s sole obligation under this Agreement and in respect of

Exhibit 10.1
the Award shall be merely that of an unfunded and unsecured promise of the Company to pay the Executive in the future, subject to the conditions and provisions of the Agreement and the Plan.

(c) No Transferability; No Assignment. Neither the Executive nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate, alienate or convey in advance of actual receipt, the RSUs. No part of the RSUs or the Shares delivered in respect of any vested RSUs, and/or amounts payable under this Agreement shall, prior to actual settlement or payment, be subject to seizure, attachment, garnishment or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by the Executive or any other person, be transferable by operation of law in the event of the Executive’s or any other person’s bankruptcy or insolvency or be transferable to a spouse as a result of a property settlement or otherwise.

(d) No Right to Continued Employment. Neither the Plan, this Agreement nor the Executive’s receipt of the award hereunder (or RSUs issued in settlement of such award) shall impose any obligation on the Company or any affiliate of the Company to continue the employment of the Executive. Further, the Company or any affiliate of the Company (as applicable) may at any time terminate the employment of such Executive, free from any liability or claim under the Plan or this Agreement, except as otherwise expressly provided herein or in any written employment agreement between the Executive and the Company (or any affiliate).

(e) Limitation on Shareholder Rights. The Executive shall have no rights as a shareholder of the Company, no dividend rights (subject to Dividend Equivalent Rights as set forth in Section 2) and no voting rights with respect to the RSUs and any Shares underlying or issuable in respect of such RSUs until such Shares are actually issued to and held of record by the Executive. No adjustments will be made for dividends or other rights of a holder for which the record date is prior to the date of issuance of the Shares except for the Dividend Equivalent Rights set forth in Section 2.

(f) Tax Withholding.

(i) Regardless of any action the Company takes with respect to any or all federal, state or local income tax, employment tax or other tax related items (“Tax Related Items”), the Executive acknowledges that the ultimate liability for all Tax Related Items associated with the RSUs (and the Dividend Equivalent Rights associated therewith) is and remains the Executive’s responsibility and that the Company: (A) makes no representations or undertakings regarding the treatment of any Tax Related Items in connection with any aspect of the RSUs, including, but not limited to, the grant or vesting of the RSUs, the delivery of the Shares, the subsequent sale of Shares acquired at vesting and the receipt of any Dividend Equivalent Rights; and (B) does not commit to structure the terms of the grant or any aspect of the RSUs to reduce or eliminate the Executive’s liability for Tax Related Items. Further, if Executive has relocated to a different jurisdiction between the date of grant and the date of any taxable event, Executive acknowledges that the Company may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

(ii) Prior to the relevant taxable event, the Executive shall pay or make adequate arrangements satisfactory to the Company, in its sole discretion, to satisfy all withholding and payment on account obligations for Tax Related Items of the Company. In this regard, the Executive authorizes the Company, in its sole discretion, to satisfy the obligations with regard to all Tax Related Items legally payable by the Executive with respect to the RSUs by withholding in Shares Stock otherwise issuable to the Executive, provided that the Company withholds only the amount of Shares necessary to satisfy the minimum statutory withholding amount using the fair market value of the Shares on the Settlement Date. Executive shall pay to the Company any amount of Tax Related Items that the Company may be required to withhold as a result of the RSUs that are not satisfied by the previously described method. The Company may refuse to deliver the Shares to the Executive if the Executive fails to comply with Executive’s obligations in connection with the Tax Related Items as described in this Section.

(g) Compensation Recovery Policy. The compensation under this Agreement shall be subject to being recovered under the Company’s compensation recovery policy, if any, or any similar policy that the Company may adopt from time to time. For avoidance of doubt, compensation recovery rights to Shares issued under this Agreement shall extend to any proceeds realized by the Executive upon the sale or other transfer of such Shares and any Dividend Equivalent Amounts paid on any Shares recovered. Without limiting the generality of the foregoing,

Exhibit 10.1
if in the opinion of the independent trustees of the Board: (i) the Company’s financial results are restated or were materially misstated due in whole or in part to intentional fraud or misconduct by the Executive; and (ii) the payment or equity or equity-based award made or issued pursuant to this Agreement based on the corrected financial results would be less than the amount previously paid or issued, then by approval by a majority of the independent trustees of the Board, the Board may, based upon the facts and circumstances surrounding the restatement, direct that the Company recover all or a portion of any payment or equity or equity-based award made or issued pursuant to this Agreement, and the Executive shall be required, in addition to any other remedy available (on a non-exclusive basis), to pay to the Company, within 10‑business days’ of the Company’s request to Executive therefore, an amount equal to the excess, if any, of: (1) the aggregate after-tax proceeds (taking into account all amounts of tax that would be recoverable upon a claim of loss for payment of such proceeds in the year of repayment) Executive received upon the sale or other disposition of, or distributions in respect of the RSUs and any Shares issued in respect of such RSUs over (2) the aggregate Cost of such Shares (if any). For purposes of this Agreement, “Cost” means, in respect of any share of Common Stock, the amount paid by Executive for such share, as proportionately adjusted for all subsequent distributions.

(h) Section 280G of the Code. In the event that the accelerated vesting of the RSUs or the amounts payable under this Agreement, together with all other payments and the value of any benefit received or to be received by the Executive, would result in all or a portion of such payment being subject to excise tax under Section 4999 of the Code (the “Excise Tax”), then the Executive’s payment shall be either the full payment or such lesser amount that would result in no portion of the payment being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state, and local employment taxes, income taxes, and the Excise Tax, results in the receipt by the Executive, on an after-tax basis, of the greatest amount of the payment notwithstanding that all or some portion of the payment may be taxable under Section 4999 of the Code. Any such reduction shall be made by the Company in compliance with all applicable legal authority, including Section 409A. All determinations required to be made under this Section shall be made by the nationally recognized accounting firm which is the Company’s outside auditor immediately prior to the event triggering the payments that are subject to the Excise Tax (the “Accounting Firm”). The Company shall cause the Accounting Firm to provide detailed supporting calculations of its determinations to the Company and the Executive. All fees and expenses of the Accounting Firm shall be borne solely by the Company. The Accounting Firm’s determinations must be made with substantial authority (within the meaning of Section 6662 of the Code).

(i) Section 409A Compliance. The award under this Agreement and the Shares and amounts payable under this Agreement are intended to be exempt from (or otherwise to comply with) the requirements of Section 409A so as to prevent the inclusion in gross income of any benefits accrued hereunder in a taxable year prior to the taxable year or years in which such amount would otherwise be actually distributed or made available to the Executive. The Agreement shall be administered and interpreted to the extent possible in a manner consistent with that intent. Notwithstanding the terms of Section 1 or Section 3, if Executive is a “specified employee” within the meaning of Section 409A, no payments (or Share issuances) in respect of any award or RSU that are “deferred compensation” subject to Section 409A and which would otherwise be payable upon the Executive’s “separation from service” (as defined in Section 409A) shall be made to such Executive prior to the date that is six months after the date of the Executive’s “separation from service” or, if earlier, the Executive’s date of death. Following any applicable six month delay, all such delayed payments (or Share issuances) will be paid in a single lump sum on the earliest date permitted under Section 409A that is also a business day. The Executive is solely responsible and liable for the satisfaction of all taxes and penalties under Section 409A that may be imposed on or in respect of the Executive in connection with this Agreement, and the Company shall not be liable to any Executive for any payment that is determined to result in an additional tax, penalty or interest under Section 409A, nor for reporting in good faith any payment made under this Agreement as an amount includible in gross income under Section 409A.

(j) Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Maryland applicable to contracts made and performed wholly within the State of Maryland, without giving effect to the conflict of law provisions thereof. Any dispute, controversy or claim between the Company and Executive or other person arising out of or relating to this Agreement shall be settled by arbitration conducted in Montgomery County, Maryland, in accordance with Maryland law and the rules of the American Arbitration Association then in force within thirty (30) days after written notice from one party to the other identifying a dispute hereunder. The arbitration decision or award shall be binding and final upon the parties. The arbitration award shall be in writing and shall set forth the basis thereof. The parties hereto shall abide by all

Exhibit 10.1
awards rendered in such arbitration proceedings, and all such awards may be enforced and executed upon in any court having jurisdiction over the party against whom enforcement of such award is sought. Each party shall be responsible for its own costs and expenses in any dispute or proceeding regarding the enforcement of this Agreement. Each of the Executive and the Company hereby irrevocably waives: (i) any objections which it may now or hereafter have to this agreement being governed by Maryland law or to the resolution of any dispute being resolved by binding arbitration; and (ii) any right to a jury trial.

(k) Signature in Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement effective as of the day and year first above written.

FEDERAL REALTY INVESTMENT TRUST		EXECUTIVE:

By:
	Donald C. Wood	Jeffrey S. Berkes
Chief Executive Officer